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                                                                    Exhibit 4.13







                                     [LOGO]







                                  RULES OF THE

                                   PEARSON PLC

                         UNITED STATES SENIOR EXECUTIVE

                               SHARE OPTION SCHEME











                   Incorporating amendments up to 12 May 1989


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PEARSON plc
UNITED STATES SENIOR EXECUTIVE SHARE OPTION SCHEME

Definitions

In this Scheme the following words and expressions shall have the following meanings, namely:--


"the Board"              The Board of Directors of the Company or a duly
                         authorised committee thereof.

"the Code"               The United States Internal Revenue Code of 1986, as
                         amended.

"the Company"            Pearson plc.

"Date of Grant"          In relation to an Option, the date on which such Option
                         is granted pursuant to paragraph 4(b) of the Scheme.

"the Group"              The Company and the Subsidiaries.

"Incentive Stock Option" Any Option qualifying as an incentive stock option within the meaning of section 422A of the Code.

"Optionee"               Any US Executive who is granted an Option.

"Option" A right to subscribe for Shares granted under the Scheme.

"Option Agreement"       The agreement entered into by the Company and any
                         Optionee relating to the grant of an Option.

"Option Period"          Any time after the third anniversary of the granting of
                         the Option but not later than the seventh anniversary of that date.

"the Scheme"             The Scheme contained herein as amended from time to
                         time.

"Shares"                 Ordinary shares of 25p each in the Company.

"Subsidiary"             Any subsidiary of the Company within the meaning of
                         section 736 of the Companies Act 1985 and which has any employees, provided that in the case of an Incentive
                         Stock Option, "Subsidiary" shall not include any company which does not meet the definition of subsidiary in section 425(f) of the Code (50 per cent or more of the total combined voting power) on the Date of Grant.

"US Executive"           Any senior executive who is a full-time employee
                         (including an executive director) of a member or members of the Group who is a resident of the United
                         States at the Date of Grant.

References to the Companies Act 1985 and the Income and Corporation Taxes Act 1988 are references to the Companies Act 1985 of Great Britain and the Income and Corporation Taxes Act 1988 of the United Kingdom, respectively.

1.   THE SCHEME

The Board may from time to time at its discretion grant Options to US Executives on the terms set out below.

2.   ELIGIBILITY

All US Executives will be eligible for the Scheme. Options will be granted to US Executives from time to time as set out in paragraph 4 below.

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3.   LIMITS

Subject to the conditions mentioned in paragraph 5(g) below:--

(a) The number of Shares which may be granted or placed under option under the Scheme shall be limited in aggregate to 2,000,000 Shares.

(b) The aggregate nominal value of Shares which may be issued under the Scheme shall not, when aggregated with the nominal value of any Shares issued or placed under option within the previous ten years under any other share incentive or option scheme approved by the Company, exceed ten per cent of the issued ordinary share capital of the Company for the time being.

(c) No Option shall be granted to any person hereunder if such a grant would have the result that the aggregate subscription price paid or payable by that person to acquire Shares under this Scheme would exceed four times his/her annual salary for the time being provided that in the case of Incentive Stock Options granted to a US Executive after 31 December 1986, the aggregate fair market value (determined at the time of such grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a US Executive during any calendar year under this Scheme and any other Incentive Stock Option Scheme of the Group shall not exceed USS100,000.

(d) No Incentive Stock Option shall be granted to a US Executive who at the Date of Grant owns more than 10 per cent of the issued share capital carrying a right to vote of the Company or any Subsidiary unless the subscription price is payable by such US Executive shall be 110 per cent of the subscription price and the Option shall nor be exercisable after 5 years from the date such Option is granted.

(e) No Incentive Stock Option granted before 1 January 1987 shall be exercisable while there is outstanding any Incentive Stock Option (including for the purposes of this paragraph any Incentive Stock Option relating to the Shares of any Subsidiary or any predecessor thereto) which was granted to the Optionee before the first-mentioned Option. For the purposes of this paragraph, an Incentive Stock Option is outstanding until such Option is exercised in full or until the expiration of the period in which, under its initial terms, it could have been exercised.

4.   GRANT OF OPTIONS

(a) Options will only be granted hereunder during the six weeks following the public announcement of the interim or preliminary results of the Company.

(b) Subject to the limitations and conditions of the Scheme and unless prohibited by law, the Board may during any period specified in paragraph 4(a) grant Options to such US Executives as it may think fit by resolution offering Shares for issue to a US Executive under the terms and conditions of the Scheme and specifying the number of Shares that may be purchased. Such grant shall be evidenced by a written notice signed on behalf of the Company by any member of the Board or the Secretary.

(c) The Company and the Optionee shall, within fourteen days of the grant of the Option, confirm the Option by entering into an Option Agreement with the Company which will specify the number of Shares which may be purchased by its exercise and will incorporate the terms of the Scheme as set out in paragraph 5 below.

5.   TERMS OF OPTIONS

(a)  OPTION, CLEARLY DISTINGUISHED

          Options which qualify as Incentive Stock Options under the Scheme will be clearly labelled as such and Options which do not so qualify will be clearly labelled as not so qualifying.

(b)  SUBSCRIPTION PRICE

          Subject to paragraph 3(d), the price per Share at which an Optionee may subscribe for Shares under an Option shall be the higher of:--

           (i) the middle market quotation for a Share on The Stock Exchange of the United Kingdom and the Republic of Ireland, as published in the Daily Official List on the Date of Grant; and

          (ii) the nominal value of a Share.

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(c)  TIME OF EXERCISE OF OPTION

          Subject as provided in sub-paragraph (d) below, any Option granted hereunder shall be exercisable in whole or in part during the option Period and at the end of that period shall lapse automatically, provided always that:--

           (i) if an Optionee ceases to be in employment in the Group, any Option granted to him or her will not be exercisable, subject to sub-paragraphs (ii) and (iii) below;

          (ii) the Board may, at its discretion, allow an Optionee who has ceased to be employed by the Group for any reason other than injury, disability or death to exercise his or her Options during a period not exceeding six months from the date of cessation or, in the case of an Incentive Stock Option, three months from the date of cessation (providing that such exercise takes place before the seventh anniversary of the Date of Grant);

         (iii) if an Optionee ceases employment due to injury of disability, or dies whilst in service, he or his legal personal representative will be entitled to exercise the Option during the twelve months commencing with the date of cessation due to injury, disability or death (provided that such exercise takes place not later than the seventh anniversary of the Date of Grant and further provided that, in the case of an Incentive Stock Option, an injured or disabled Optionee who does not have a "permanent and total disability" as defined in section 22(e)(3) of the Code shall not have the right to exercise his or her Option after three months from the date of cessation of employment); and

          (iv) in the event of an Optionee being adjudged bankrupt, any Option which he or she holds shall become void automatically.

(d)  RESTRICTIONS ON EXERCISE OF OPTION

          No Option may be exercised on any occasion in respect of less than 10 per cent of the total number of Shares comprised in the Option.

(e)  EXERCISE OF OPTIONS

          Any Option may be exercised only by the Optionee (or the legal personal representative of a deceased Optionee) giving notice in writing to the Company specifying the number of Shares in respect of which the Option is being exercised on that occasion and accompanied by payment in full of the aggregate subscription price of those Shares. Notice must be delivered or sent by pre-paid post to the Secretary of the Company at its registered office.

(f)  ALLOTMENT OF SHARES ON EXERCISE OF 0PTION

          Subject to such consents as may be necessary and to compliance by the Optionee with the terms of the Option Agreement, the Company will, as soon as practicable and in any event not later than 28 days after receipt of any notice of exercise in accordance with sub-paragraph (c) above, make an allotment to the Optionee of the number of Shares specified in the notice at the subscription price (as adjusted in accordance with the provisions of the Scheme) and will deliver to the Optionee a definitive share certificate in respect of those Shares.

(g)  ADJUSTMENT OF OPTION

          In the event of any capitalisation issue or rights issue or any sub-division, consolidation or reorganisation of the capital of the Company, or on the making by the Company of a distribution which is an exempt distribution by virtue of sections 213 to 218 of the Income and Corporation Taxes Act 1988, the number contained in paragraph 3(a) above, the subscription price payable on the exercise of an Option, the definition of "Shares", and the number of Shares comprised in an Option may be adjusted in such manner as the Board may determine to be appropriate and such decision of the Board shall be final and binding on the Optionee and the Company provided always that:--

           (i) no adjustment to the subscription price shall be made pursuant to the provisions of this sub-paragraph which would result in the Shares subject to any Option being issued at a price lower than their nominal value and if in the case of any Shares such an adjustment would, but for this proviso, have so resulted the subscription price of such Shares shall be the nominal amount thereof;

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          (ii) no adjustment shall be made pursuant to this sub-paragraph unless and until the auditors for the time being of the Company (acting as experts and not as arbitrators) shall have reported to the Board that such adjustment is in their opinion appropriate, fair and reasonable; and

         (iii) with respect to Incentive Stock Options, the adjustment does not give the Optionee additional benefits (within the meaning of section 425(h)(3) of the Code) under the terms of the Option.

(h)  RIGHT ATTACHING TO SHARES ALLOWED PURSUANT TO OPTION

          All Shares allotted pursuant to the exercise of any option shall as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank pari passu in all respects and as one class with the Shares in issue at the date of such allotment except that they shall not rank for, or be entitled to, any dividend which, under the terms of a resolution passed or an announcement made by the Company prior to the date of exercise, is to be or is proposed to be paid to the holders of Shares on the register of members on a date prior to the date of allotment.

(i)  AVAILABILITY OF SHARES

          The Company will at all times keep available sufficient authorised but unissued share capital to permit the exercise of all unexercised Options.

(j)  LISTING

          The Company will at its expense make application for and use its best endeavours to obtain listing for and permission to deal on The Stock Exchange of the United Kingdom and the Republic of Ireland in Shares allotted pursuant to the exercise of any Option.

(k)  INALIENABILITY OF OPTIONS

          Every Option granted hereunder shall be personal to the Optionee and except as provided in sub-paragraph (c)(iii) above neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated.

(l)  LOSS OF OFFICE

          If any Optionee shall cease to be in the service of the Group for any reason he or she shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate him or her for the loss of any rights under the Scheme.

(m)  LIQUIDATION

          (i) If notice is duly given of a resolution for a voluntary winding-up of the Company then, unless the winding-up is for the purposes of a reorganisation or reconstruction which makes certified provision for the compensation of Optionees or the grant of new Options to them, an Optionee (or where permitted his personal representatives) may forthwith and until the commencement of the winding-up (or if earlier the day before the seventh anniversary of the Date of Grant of the relevant Option) exercise an Option, but such exercise shall be conditional upon the said resolution being duly passed.

          (ii) For the purposes of sub-paragraph 5(m)(i) "certified provision" means provision for Optionees which the auditors for the time being of the Company (acting as experts and not as arbitrators) shall have reported to the Board to be in their opinion fair and reasonable.

(n)  CHANGE IN CONTROL OF THE COMPANY, ETC.

          (i) if any person obtains control of the Company as the result of an offer for the Shares, or for shares including the Shares, an Option may be exercised within six months of the time when the offeror has obtained control of the Company and any condition subject to which the offer was made has been satisfied--provided that notwithstanding the foregoing, in the case of an Incentive Stock Option, such Option shall be subject to the rules specified in paragraph 3(c) (if applicable).

          (ii) In the event of the control of the Company changing as a result of an offer for the Shares, the Board shall notify the Optionees if the offeror becomes entitled or bound under sections 428--430F of the Companies Act 1985 to acquire any Shares within 14 days of the Board becoming aware that the offeror is so entitled or bound and an Optionee may exercise an Option at any time while the offeror remains so bound or entitled.

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         (iii) If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, Options may be exercised within six months of the Court sanctioning the compromise or arrangement unless the compromise or arrangement makes certified provision for the adjustment of Options or their replacement by new options to acquire Shares or shares in another company--provided that, notwithstanding the foregoing, in the case of an Incentive Stock Option, such Option shall be subject to the rules specified in paragraphs 3(e) (if applicable) and 7.

(o)  OPTION EXCHANGE PROVISIONS

          (i)  Notwithstanding paragraph 5(n), if any company
               (the "Acquiring Company"):--

               (aa) obtains control of the Company as a result of
                    making:--

                    (i) a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

                    (ii) a general offer to acquire all the Shares, or

               (bb) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985, or

               (cc) becomes bound or entitled to acquire Shares in the Company under sections 428-430F of the Companies Act 1985,

          any Optionee may at any time within the appropriate period defined in paragraph 15(2) of Schedule 9 to the Income and Corporation Taxes Act 1988 ("Schedule 9"), by agreement with the Acquiring Company, release his Option in consideration of the grant to him of a right (the "New Right") which is equivalent to the Option but which relates to shares in the Acquiring Company or some other company falling within subparagraph (b) or (c) of paragraph 10 of Schedule 9.

          (ii) The New Right shall not be regarded for this purpose as equivalent to the Option unless:--

               (aa) the Shares to which it relates (the "Replacement Shares")
                    satisfy the conditions specified, in relation to scheme Shares, in paragraphs 10 to 14 of Schedule 9; and

               (bb) the New Right will be exercisable in the same manner as the
                    Option and (subject to sub-paragraph (iv) below) is subject to the provisions of the Scheme as it had effect immediately before the release; and

               (cc) the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is equal to the total market value, immediately after the grant of the New Right, of the Replacement Shares; and

               (dd) the total amount payable by the Optionee for the acquisition of the Replacement Shares in pursuance of the New Right is equal to the total subscription price payable under the Option.

         (iii) The Date of Grant of the New Right shall be deemed to be the same as the Date of Grant of the Option.

          (iv) In the application of this Scheme to the New Right:--

               (aa) references to Shares (other than in this rule) shall be read as if they were references to the Replacement Shares; and

               (bb) references to the Company in paragraphs 5(e), 5(f), 5(g),
                    5(h), 5(i), 5(j), 5(m), 5(n), 5(o), 5(p) and 5(q) shall be read as if they were references to the company to whose shares the New Right relates; and

               (cc) references to the Board in paragraph 5 shall be read as if they were references to the company to whose shares the New Right relates; and

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               (dd) this paragraph 5(o) shall apply in respect of any change of circumstances within the terms of sub-paragraph (i) above affecting the company to whose shares the New Right relates as if references to the Option were references to the New Right as it related to the shares in that company and as if references to the Shares were references to the Replacement Shares in respect of which that New Right was granted.

           (v) An Optionee may release his Option in consideration of the grant to him of the New Right in accordance with this paragraph 5(o), notwithstanding that his Option was granted before this rule took effect, provided that he held the Option immediately before an event falling within sub-paragraph (i) above which occurred on or after 17 March 1987 and notwithstanding that his Option may, at the time of the release, have ceased to be exercisable under the rules of the Scheme as a result of the occurrence of the event which gives rise to his right to release his Option.

(p)  UNITED STATES SECURITIES LAWS

          No Shares shall be issued under the Scheme by the Company unless the Optionee first enters into an agreement with the Company providing for compliance by such Optionee with all applicable United Stares securities laws relating to the Scheme. No Shares shall be allotted hereunder unless the Company, after taking such legal advice as is considers necessary, shall be satisfied that such allotment will be in compliance with applicable United States federal, state and local securities laws.

(q)  UNITED STATES WITHHOLDING TAX

          It shall be a condition to the obligation of the Company to allot Shares upon exercise of an Option, that the Optionee (or any legal personal representative of a deceased Optionee) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold United States federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to allot such Shares.

6.   POWERS OF THE BOARD

The decision of the Board shall be final and binding in all matters relating to the Scheme and it may at any time discontinue the grant of further Options or amend any of the provisions of the Scheme in any way it thinks fit save that:--

           (i) no amendment may be made to paragraphs 1 to 4, 5(a), (b), (c),
               (d), (g), (h), (k), (m), (n), (o) and (p) and 6(i) hereof without the prior approval of the Company in general meeting;

          (ii) the Board may not cancel an Option except where the Optionee shall have ceased to be in service of the Group or where the Optionee shall have agreed in writing to such cancellation; and

         (iii) except as herein provided, the Board may not modify the terms of an Option already granted except with the consent in writing of the Optionee.

7.   DURATION OF THE SCHEME

Notwithstanding any other provision in the Scheme, no Option may be granted under the Scheme later than ten years after the adoption of the Scheme by the members in general meeting.